EXHIBIT 99.1

WILLIAM JOYCE RESIGNS FROM HERCULES; BOARD CONDUCTING CEO SEARCH

JOHN WULFF NAMED CHAIRMAN;

CRAIG ROGERSON NAMED ACTING PRESIDENT AND COO

WILMINGTON, DE, OCTOBER 6, 2003 . . .Hercules Incorporated (NYSE: HPC) today announced that Dr. William H. Joyce has resigned from the Company and its Board of Directors.  Dr. Joyce informed the Board that he intends to accept another executive position in the industry.   He has served as Chairman and Chief Executive Officer since mid-2001.

The Board has elected outside director John K. Wulff Chairman of the Board.  He most recently served as a member of the Financial Accounting Standards Board (FASB) and previously was Chief Financial Officer of Union Carbide Corporation.  The Board also named Craig A. Rogerson acting President and Chief Operating Officer.  Since April 2002, Mr. Rogerson has been President of Hercules’ FiberVisions and Pinova divisions and Corporate Vice President of Global Procurement.  He was previously Vice President and General Manager of BetzDearborn and earlier served as President and CEO of Wacker Silicones Corporation.

The Board has begun a CEO search, and will be assisted in the process by Spencer Stuart.  The search will consider internal as well as external candidates.

Joe B. Wyatt an outside director and Chairman of the Corporate Governance, Nominating and Ethics Committee said, "The Board will conduct a thorough search assisted by a leading executive recruiting firm to find the person best qualified to lead Hercules in taking full advantage of its excellent market position.  The Board extends its sincere thanks to Bill Joyce for his successful efforts to turn Hercules around over the past two years."

Mr. Wulff said, "Bill was the right leader during a very challenging time for Hercules.  We now have the opportunity to build on the strong platform that is in place.  As we conduct the search, Craig Rogerson and our outstanding executive team will ensure that the company does not miss a beat."

Dr. Joyce said, "I am very proud of the accomplishments of the people of Hercules over the past two years.  It has been an honor to be part of the team that successfully turned the Company around and established a solid foundation for its future.  I am confident that the management team and people of Hercules will continue to grow, strengthen, and improve the Company."

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Allen A. Spizzo	(302) 594-6491